Exhibit 99.1

Envestnet Announces Business Line Transformation to Streamline and Accelerate the Growth of Its Financial Wellness Ecosystem

Envestnet Aligns Business Under Envestnet Solutions, Envestnet Data and Analytics, and Envestnet WealthTech

BERWYN, PA—June 7, 2022—Envestnet announced today organizational changes to accelerate the growth of the Envestnet financial wellness ecosystem by streamlining its business into three business lines: Envestnet Solutions, Envestnet Data and Analytics, and Envestnet WealthTech. The new structure is designed to enable Envestnet to further help the wealth industry deliver an Intelligent Financial Life™ for its clients and marks the next chapter of growth for Envestnet.

Envestnet announces three Group Presidents for the new business lines. Dana D’Auria has been named Group President and Co-Chief Investment Officer, Envestnet Solutions; Farouk Ferchichi has been named Group President, Envestnet Data and Analytics; and Tony Leal has been named Group President, Envestnet WealthTech. Tom Sipp will serve as Envestnet’s Executive Vice President, Business Lines, and provide leadership to bring the parts of the Envestnet organization together to meet the evolving needs of advisors, banks, FinTechs, and their clients through data and wealth solutions.

“This new structure marks a pivotal moment for Envestnet and sets the direction and pace of our company for the next decade of growth,” said Bill Crager, Co-Founder and CEO, Envestnet. “Aligning our business lines in this way allows us to better innovate and integrate our data intelligence, technology, and solutions for customers, and execute on strategies that align with our vision to provide as many people as possible with the benefit of the Intelligent Financial Life.”

●	Envestnet Solutions provides the wealth and asset management solutions across Envestnet’s ecosystem—including research, overlay, portfolio management, direct indexing, sustainable investing, and retirement services—as well as the partnership with Envestnet exchanges and other wealth solutions providers.

●	Envestnet Data and Analytics brings together the combined capabilities of Envestnet | Yodlee, Envestnet Analytics, Envestnet Abe.ai, and more, to serve as the foundation by which Envestnet creates and deploys personalized and actionable insights and intelligence for its business lines and segments.

●	Envestnet WealthTech comprises the wealth technology solutions and platforms that service Envestnet’s advisory segments, including the Envestnet | MoneyGuide and Envestnet | Tamarac platforms, and next-generation tools, including a Client Portal that provides clients with a seamless user experience.

In addition, Envestnet has announced that Stuart DePina has decided to step down from his role as President at the end of June. Mr. DePina will remain an advisor to Envestnet. Since joining Envestnet 10 years ago, Mr. DePina has led Envestnet’s Tamarac and Data and Analytics businesses, as well as served as the company’s President since 2019. Throughout his time with the company, Mr. DePina has championed the continued development of Envestnet’s data aggregation, enterprise data management, and analytics offerings that have supported the company’s growth among its wealth management, financial institution, and FinTech customers.

“Stuart and I have been partners for over 10 years, and he has been instrumental in how we have grown over those years—and importantly, how we have brought the company more closely together over these last two years. We have been working to put in place an organization that will drive Envestnet forward, and Stuart has been key in making today’s announcements possible,” said Mr. Crager. “His impact will continue to be felt by our customers and shareholders for years to come, and I am so pleased he has agreed to continue on this journey with us as an advisor.”

About Envestnet

Envestnet refers to the family of operating subsidiaries of the public holding company, Envestnet, Inc. (NYSE: ENV). Envestnet is Fully Vested™ in empowering advisors and financial service providers with innovative technology, solutions, and intelligence to help make financial wellness a reality for their clients through an intelligently connected financial life.  More than 106,000 advisors and over 6,500 companies—including 16 of the 20 largest U.S. banks, 47 of the 50 largest wealth management and brokerage firms, over 500 of the largest RIAs, and hundreds of FinTech companies—leverage Envestnet technology and services that help drive better outcomes for enterprises, advisors, and their clients.

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